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                                                                    Exhibit 21.1

                                GREY WOLF, INC.
                              LIST OF SUBSIDIARIES

                                              State or Jurisdiction of Formation
                                              ----------------------------------

DI Energy, Inc.                                          Texas
Grey Wolf International, Inc.                            Texas
Grey Wolf Holdings Company                               Nevada
Grey Wolf LLC                                            Louisiana
Grey Wolf Drilling International, Ltd.                   Cayman Islands
Grey Wolf Drilling de Venezuela                          Venezuela
Grey Wolf Drilling Company L.P.                          Texas
Grey Wolf Drilling de Mexico SRL de C.V.                 Mexico SRL
Murco Drilling Corp.                                     Delaware
